Exhibit 10.7

U.S. $1,075,000,000

CREDIT AGREEMENT

Dated as of August 24, 2004

Among

THE LUBRIZOL CORPORATION

as Borrower

and

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

KEYBANK NATIONAL ASSOCIATION

and

ABN AMRO BANK N.V.

as Co-Syndication Agents

WACHOVIA BANK, NATIONAL ASSOCIATION

as Documentation Agent

and

CITICORP NORTH AMERICA, INC.

as Agent

CITIGROUP GLOBAL MARKETS INC.

and

KEYBANC CAPITAL MARKETS

as Co-Lead Arrangers and Co-Bookrunners

Schedules

Schedule I - List of Applicable Lending Offices

Schedule 1.01 - Excluded Domestic Subsidiaries

Schedule 3.01(b) - Disclosed Litigation

Schedule 5.02(a) - Existing Liens

Schedule 5.02(c) - Existing Debt

Exhibits

Exhibit A-1 - Form of Revolving Credit Note

Exhibit A-2 - Form of Term Note

Exhibit B - Form of Notice of Borrowing

Exhibit C - Form of Assignment and Acceptance

Exhibit D - Form of Opinion of Counsel for the Company

Exhibit E - Form of Designation Letter

Exhibit F - Form of Subsidiary Guaranty

FIVE-YEAR CREDIT AGREEMENT

Dated as of August 24, 2004

THE LUBRIZOL CORPORATION, an Ohio corporation (the “Company”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) and initial issuing banks (the “Initial Issuing Banks”) listed on the signature pages hereof, CITIGROUP GLOBAL MARKETS INC. and KEYBANC CAPITAL MARKETS, as co-lead arrangers and co-bookrunners, KEYBANK NATIONAL ASSOCIATION and ABN AMRO BANK N.V., as co-syndication agents, and WACHOVIA BANK, NATIONAL ASSOCIATION, as documentation agent, and CITICORP NORTH AMERICA, INC. (“CNAI”), as administrative agent (the “Agent”) for the Lenders, agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” means the Company’s acquisition of the Target on June 3, 2004.

“Advance” means a Revolving Credit Advance or a Term Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent’s Account” means the account of the Agent maintained by the Agent at Citibank at its office at 399 Park Avenue, New York, New York 10043, Account No. 36852248, Attention: Bank Loan Syndications.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Facility Fee Rate” means, with respect to the Revolving Credit Facility as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Facility Fee Rate
Level 1
BBB or Baa2 or above	0.175%
Level 2
BBB- and Baa3	0.200%
Level 3
BBB- or Baa3	0.250%
Level 4
BB+ or Ba1	0.300%
Level 5
BB or Ba2	0.400%
Level 6
Lower than Level 5	0.500%

“Applicable Margin” means (a) with respect to the Revolving Credit Facility as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Margin for Eurodollar Rate Advances	Applicable Margin for Base Rate Advances
Level 1
BBB or Baa2 or above	0.700%	0.000%
Level 2
BBB- and Baa3	0.800%	0.000%
Level 3
BBB- or Baa3	0.8750%	0.000%
Level 4
BB+ or Ba1	1.200%	0.200%
Level 5
BB or Ba2	1.350%	0.350%
Level 6
Lower than Level 5	2.250%	1.250%

and (b) with respect to the Term Facility as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Margin for Eurodollar Rate Advances	Applicable Margin for Base Rate Advances
Level 1
BBB or Baa2 or above	1.000%	0.000%
Level 2
BBB- and Baa3	1.125%	0.125%
Level 3
BBB- or Baa3	1.250%	0.250%
Level 4
BB+ or Ba1	1.750%	0.750%
Level 5
BB or Ba2	2.000%	1.000%
Level 6
Lower than Level 5	3.000%	2.000%

“Applicable Utilization Fee” means, as of any date that the aggregate Revolving Credit Advances outstanding plus the aggregate Available Amount of the Letters of Credit outstanding exceed 33% of the aggregate Revolving Credit Commitments, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Utilization Fee
Level 1
BBB or Baa2 or above	0.125%
Level 2
BBB- and Baa3	0.125%
Level 3
BBB- or Baa3	0.125%
Level 4
BB+ or Ba1	0.250%
Level 5
BB or Ba2	0.250%
Level 6
Lower than Level 5	0.250%

“Appropriate Lender” means, at any time, with respect to either of the Term Facility or Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility at such time.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b) the sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank in the sound exercise of its commercially reasonable determination, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States; or

(c) 1/2 of one percent per annum above the Federal Funds Rate.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Borrowers” means, collectively, the Company and each Designated Subsidiary that shall become a Borrower hereunder pursuant to Section 9.12.

“Borrowing” means a Revolving Credit Borrowing or a Term Borrowing.

“Borrowing Minimum” means $10,000,000.

“Borrowing Multiple” means $1,000,000.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Citibank” means Citibank, N.A.

“Commitment” means a Revolving Credit Commitment, a Letter of Credit Commitment or a Term Commitment.

“Confidential Information” means information that the Company furnishes to the Agent or any Lender in a writing designated as confidential, but does not include any such information that is generally available to the public or that is available to the Agent or such Lender on a non-confidential basis from a source other than the Company that is, to the knowledge of the Agent or such Lender, not acting in breach of any confidentiality agreement.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated EBITDA” means, for any period, (a) Consolidated net income, plus (b) to the extent deducted in determining such Consolidated net income, the sum of, on a Consolidated basis and without duplication: (i) interest expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) depletion expense, (vi) extraordinary, unusual or non-recurring non-cash losses, including goodwill expense and non-cash losses from the sale, exchange, transfer or other disposition of property of the Company or its Subsidiaries and the related tax effects in accordance with GAAP, (vii) extraordinary, unusual or non-recurring cash losses, expenses or charges incurred or paid in calendar years 2003 or 2004, and all fees and expenses incurred in connection with any acquisition consummated in calendar years 2003 or 2004 (including the Acquisition), minus (c) to the extent included in determining such Consolidated net income, the sum of, on a Consolidated basis and without duplication: (i) the income of any Person (other than a wholly owned Subsidiary of the Company) in which any Person other than the Company or any of its Subsidiaries has a joint interest or a partnership interest or other ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Subsidiaries by such Person during such period, (ii) gains from the sale, exchange, transfer or other disposition of property or assets of the Company and its Subsidiaries (other than inventory sold in the ordinary course of business), and related tax effects in accordance with GAAP, (iii) any other extraordinary, unusual or non-recurring gains or other income not from the continuing operations of the Company and its Subsidiaries, and related tax effects in accordance with GAAP and (iv) the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary. For the purpose of calculating Consolidated EBITDA for any period, if during such period the Company or any Subsidiary shall have made an acquisition of any Person, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition occurred on the first day of such period.

“Consolidated Tangible Net Assets” means, as at any date, the aggregate amount of Consolidated assets (less depreciation, amortization and other applicable reserves and other items deductible therefrom under GAAP) after deducting therefrom (a) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed), (b) all goodwill, tradenames, trademarks, patents and other intangibles, in each case net of applicable amortization and (c) appropriate adjustments on account of minority interests of other Persons holding stock of the Company’s Subsidiaries, all as would be shown on a Consolidated balance sheet of the Company and its Subsidiaries and determined in accordance with GAAP.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 120 days incurred in the ordinary course of such Person’s business; provided that trade payables which are overdue by more than 120 days shall not be included so long as payment of such is being contested in good faith and by proper proceedings), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all Invested Amounts, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below and other payment obligations guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person (“Guaranteed Debt”) through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided, that Debt shall not include transactions in the ordinary course of business by the Company or its directly or indirectly held Subsidiaries with customers and vendors in the form of (x) commitments to lend or loans to customers that are repayable either over an agreed period of time or at the time of purchases by the customers of products of the Company or its Subsidiaries and (y) advances made to vendors that are treated either repayable over a period of time or as advance payments for products to be purchased by the Company or its Subsidiaries from the vendor.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Designated Subsidiary” means any Subsidiary organized within the United States, directly or indirectly wholly owned by the Company and designated after the date of this Agreement for borrowing privileges hereunder pursuant to Section 9.12.

“Designation Letter” means a letter entered into by a Designated Subsidiary, the Company and the Agent, in substantially the form of Exhibit E hereto, pursuant to which such Designated Subsidiary shall become a Borrower hereunder in accordance with Section 9.12.

“Disclosed Litigation” has the meaning specified in Section 3.01(b).

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Agent.

“Domestic Subsidiary” means each Subsidiary of the Company organized in the United States or a political subdivision thereof.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; and (iii) any other Person (unless such Person is taking delivery of an assignment in connection with physical settlement of a credit derivative transaction) approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.07, the Company, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Company nor an Affiliate of the Company shall qualify as an Eligible Assignee.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages, and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Company’s controlled group, or under common control with the Company, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Company or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Agent.

“Eurodollar Rate” means for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Telerate Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars is offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. If the Telerate Markets Page 3750 (or any successor page), is unavailable, the Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Facility” means the Revolving Credit Facility, the Letter of Credit Facility or the Term Facility.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Foreign Assets” means those assets of the Company or any of its Subsidiaries that (a) consist of capital stock or other equity interests of Subsidiaries that are not Domestic Subsidiaries, (b) are assets owned by Subsidiaries that are not Domestic Subsidiaries or (c) are located outside of the United States.

“GAAP” has the meaning specified in Section 1.03.

“Guaranteed Obligations” has the meaning specified in Section 7.01.

“Guaranty” means the guaranty of the Company set forth in Article VII.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant, under any Environmental Law.

“Information Memorandum” means the information memorandum dated July 7, 2004 used by the Agent in connection with the syndication of the Commitments.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, and subject to clause (c) of this definition, nine or twelve months, as such Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) such Borrower may not select any Interest Period that ends after the Termination Date;

(b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c) in the case of any such Borrowing, such Borrower shall not be entitled to select an Interest Period having a duration of nine or twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Appropriate Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any such Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Appropriate Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Borrower requesting such Borrowing in the applicable Notice of Borrowing as the desired alternative to an Interest Period of nine or twelve months;

(d) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(e) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.”

“Invested Amounts” means the amounts invested by investors that are not Affiliates of the Company in connection with a Permitted Receivables Financing and paid to the Company or any of its Subsidiaries, as reduced by the aggregate amounts received by such investors from the payment of receivables and applied to reduce such invested amounts.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock, warrants, rights, options, obligations or other securities or all or substantially all of the assets of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Debt of the types referred to in clauses (g) and (h) of the definition of “Debt” in respect of such Person.

“Issuing Bank” means an Initial Issuing Bank or any Eligible Assignee to which a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office (which information shall be recorded by the Agent in the Register), for so long as the Initial Issuing Bank or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

“L/C Cash Collateral Account” means an interest-bearing cash collateral account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.

“L/C Related Documents” has the meaning specified in Section 2.06(b)(i).

“Lenders” means the Initial Lenders, each Issuing Bank and each Person that shall become a party hereto pursuant to Section 9.07.

“Letter of Credit Agreement” shall have the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means as to any Issuing Bank (a) the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or (b) if such Issuing Bank has entered into one or more Assignment and Acceptances, the amount set forth for such Issuing Bank in the Registrar maintained by the Agent pursuant to Section 9.07(d) as such Issuing Bank’s “Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time and (b) $100,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letters of Credit” has the meaning specified in Section 2.01(b).

“Lien” means any lien, security interest or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a conditional vendor and any security interest or mortgage granted in real property.

“Loan Documents” means this Agreement, the Notes, the other L/C Related Documents and the Subsidiary Guaranty.

“Loan Parties” means the Company, each other Borrower and the Subsidiary Guarantors.

“Marketable Securities” means any of the following, to the extent owned by the Company or any of its Subsidiaries free and clear of all Liens and having a maturity of not greater than 360 days from the date of acquisition thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c), is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion, (c) commercial paper in an aggregate amount of no more than $10,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, (d) fully collateralized repurchase agreements having a term of not more than 30 days and covering securities described in subsection (a) above entered into with any Lender or bank meeting the qualifications specified in (b) above or (e) investments in money market funds substantially all of the assets of which are comprised of securities described in subsection (a) through (d) above.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole (including the Target and its Subsidiaries after giving effect to the Acquisition).

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of any Borrower to perform its obligations under this Agreement or any Note.

“Material Domestic Subsidiary” means each Domestic Subsidiary of the Company (other than Receivables Subsidiaries) that has either (a) Consolidated assets with a value of not less than 2% of the total value of the assets of the Company and its Subsidiaries, taken as a whole, or (b) Consolidated revenues of not less than 2% of the total revenues of the Company and its Subsidiaries, taken as a whole.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and at least one Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, with respect to any sale, lease, transfer or other disposition of any asset or the incurrence or issuance of any Debt or the sale or issuance of any equity interests (including, without limitation, any capital contribution) by any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal and accounting fees, filing fees, finder’s fees and other similar fees and commissions and (b) the amount of taxes payable in connection with or as a result of such transaction and (c) the amount of any Debt secured by a Lien on such asset that, by the terms of the agreement or instrument governing such Debt, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of such Person and are properly attributable to such transaction or to the asset that is the subject thereof.

“Note” means a Revolving Credit Note or a Term Note.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Other Taxes” has the meaning specified in Section 2.14(b).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Receivables Financing” means the limited recourse sale (or other transfer) of accounts receivable by the Company or any of its Subsidiaries in connection with the securitization thereof, which sale (or other transfer) is non-recourse to the extent customary in securitizations and consistent with past practice and which is upon terms and conditions reasonably satisfactory to the Administrative Agent; provided that the sum of, without duplication, (a) the aggregate Invested Amounts and (b) the outstanding principal amount of obligations secured by receivables (and related assets) for all such Permitted Receivables Financings shall not exceed $250,000,000 at any time outstanding.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Company or, if either of S&P or Moody’s has issued more than one such rating, the lowest such rating issued by such rating agency. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin, the Applicable Facility Fee Rate and the Applicable Utilization Fee shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin, the Applicable Facility Fee Rate and the Applicable Utilization Fee will be set in accordance with Level 6 under the definition of “Applicable Margin”, “Applicable Facility Fee Rate” or “Applicable Utilization Fee”, as the case may be; (c) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; (d) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be; and (e) if the ratings established by S&P and Moody’s shall fall within different levels below Level 2, the Applicable Margin, Applicable Facility Fee Rate and the Applicable Utilization Fee shall be based upon the higher rating, unless the lower of such ratings is more than one level below the higher of such ratings, in which case the Applicable Margin, the Applicable Facility Fee Rate and the Applicable Utilization Fee shall be based upon the level that is one level above the lower of such ratings.

“Ratable Share” of any amount means, with respect to any Revolving Credit Lender at any time, the product of (a) a fraction, the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time and the denominator of which is the aggregate Revolving Credit Commitments at such time and (b) such amount.

“Receivables Subsidiary” means a Domestic Subsidiary of the Company that has as its sole purpose to engage in, and engages solely in, Permitted Receivables Financings permitted under this Agreement.

“Reference Banks” means Citibank and KeyBank National Association.

“Register” has the meaning specified in Section 9.07(d).

“Required Lenders” means at any time Lenders owed at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, (c) the aggregate unused Commitments under the Term Facility at such time and (d) the aggregate Unused Revolving Credit Commitments at such time. For purposes of this definition, the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.

“Revolving Credit Advance” means an advance by a Lender to the Borrower as part of a Borrowing under Section 2.01(a) and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Advance).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Revolving Credit Lenders.

“Revolving Credit Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Revolving Credit Commitment” or (b) if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(d), as such amount may be reduced pursuant to Section 2.05.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means any Lender that has a Revolving Credit Commitment.

“Revolving Credit Note” means a promissory note of a Borrower payable to the order of any Revolving Credit Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and no Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Subordinated Obligations” has the meaning specified in Section 7.05.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantor” means each Domestic Subsidiary of the Company existing on the date hereof (other than those Domestic Subsidiaries listed on Schedule 1.01 hereto) and each other Material Domestic Subsidiary of the Company that becomes a party to the Subsidiary Guaranty pursuant to Section 5.01(i).

“Subsidiary Guaranty” has the meaning specified in Section 3.01(h)(i).

“Target” means Noveon International, Inc.

“Taxes” has the meaning specified in Section 2.14(a).

“Term Advance” has the meaning specified in Section 2.01(c).

“Term Borrowing” means a borrowing consisting of simultaneous Term Advances of the same Type made by the Term Lenders.

“Term Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Term Commitment” or (b) if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(d) as such Lender’s “Term Commitment”, as such amount may be reduced pursuant to Section 2.05.

“Term Facility” means, at any time, the aggregate amount of the Term Lenders’ Term Commitments at such time.

“Term Lender” means any Lender that has a Term Commitment.

“Term Note” means a promissory note of a Borrower payable to the order of any Term Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of such Borrower to such Lender resulting from the Term Advances made by such Lender.

“Termination Date” means the earlier of (a) August 24, 2009 and (b) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01.

“Type” refers to the distinction between Base Rate Advances and Eurodollar Rate Advances.

“Unused Revolving Credit Commitment” means, with respect to each Revolving Credit Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances made by such Lender (in its capacity as a Revolving Credit Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of the aggregate Available Amount of all the Letters of Credit outstanding at such time.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles in the United States, as in effect from time to time (“GAAP”); provided that, if the Company notifies the Agent that the Company requests an amendment to any provision hereof as a result of a change in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

SECTION 2.01. The Advances and Letters of Credit. (a) Revolving Credit Advances. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to the Borrowers from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount not to exceed at any time such Lender’s Unused Revolving Credit Commitment. Each Borrowing shall be in an amount not less than the Borrowing Minimum or a Borrowing Multiple in excess thereof and shall consist of Revolving Credit Advances of the same Type made on the same day by the Revolving Credit Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, the Borrowers may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).

(b) Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (each, a “Letter of Credit”) for the account of any Borrower from time to time on any Business Day during the period from the Effective Date until 30 days before the Termination Date in an aggregate Available Amount (i) for all Letters of Credit issued by each Issuing Bank not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank’s Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed an amount equal to the aggregate Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time. Each Letter of Credit shall be in a face amount of $1,000,000 or more. No Letter of Credit shall have an expiration date (including all rights of the applicable Borrower or the beneficiary to require renewal) later than the earlier of (x) the date that is one year after the date of issuance thereof or (y) 10 Business Days prior to the Termination Date. Within the limits referred to above, the Borrowers may request the issuance of Letters of Credit under this Section 2.01(b), repay any Revolving Credit Advances resulting from drawings thereunder pursuant to Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(b). Each letter of credit listed on Schedule 2.01(b) shall be deemed to constitute a Letter of Credit issued hereunder, and each Lender that is an issuer of such a Letter of Credit shall, for purposes of Section 2.03, be deemed to be an Issuing Bank for each such letter of credit, provided that any renewal or replacement of any such letter of credit shall be issued by an Issuing Bank pursuant to the terms of this Agreement.

(c) The Term Advances. Each Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a “Term Advance”) to any Borrower on the Effective Date in an amount not to exceed such Lender’s Term Commitment. The Term Borrowing shall consist of Term Advances made simultaneously by the Term Lenders ratably according to their Term Commitments. Amounts borrowed under this Section 2.01(c) and repaid or prepaid may not be reborrowed.

SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.03(c), each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances or (y) 11:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the applicable Borrower to the Agent, which shall give to each Appropriate Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B hereto, specifying therein the requested (i) date and Facility of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Appropriate Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 3.03, the Agent shall make such funds available to the Borrower that requested such Advance by depositing such funds to such account as such Borrower shall specify.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrowers may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than the Borrowing Minimum or if the obligation of the Appropriate Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than fifteen separate Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower giving such Notice. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower giving such Notice shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Section 3.03, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing under a Facility under which such Lender has a Commitment that such Lender, contrary to its Commitment, will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and such Borrower severally agree to repay without duplication to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing. Nothing herein shall be deemed to prejudice any rights which any Borrower may have against a Lender as a result of any default by a Lender hereunder.

SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 1:00 P.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by any Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof by telecopier. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing, or telecopier, specifying therein the requested (i) date of such issuance (which shall be a Business Day), (ii) Available Amount of such Letter of Credit, (iii) expiration date of such Letter of Credit (which shall not be later one year after the issuance thereof), (iv) name and address of the beneficiary of such Letter of Credit and (v) form of such Letter of Credit, and shall be accompanied by such customary application and agreement for letter of credit as such Issuing Bank may specify to the Borrower requesting such issuance for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower requesting such issuance at its office referred to in Section 9.02 or as otherwise agreed with such Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Credit Lenders, such Issuing Bank hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the aggregate amount available to be drawn under such Letter of Credit. The Borrowers hereby agree to each such participation. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the applicable Borrower on the date made, or of any reimbursement payment required to be refunded to a Borrower for any reason. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to an assignment in accordance with Section 9.07 or otherwise pursuant to this Agreement.

(c) Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by any such Issuing Bank of a Revolving Credit Advance, which shall be a Base Rate Advance, in the amount of such draft. Each Issuing Bank shall give prompt notice (and such Issuing Bank will use its commercially reasonable efforts to deliver such notice within one Business Day) of each drawing under any Letter of Credit issued by it to the applicable Borrower and the Agent. Upon written demand by such Issuing Bank, with a copy of such demand to the Agent, each Revolving Credit Lender shall pay to the Agent such Lender’s Ratable Share of such outstanding Revolving Credit Advance, by making available for the account of its Applicable Lending Office to the Agent for the account of such Issuing Bank, by deposit to the Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Revolving Credit Advance to be funded by such Lender. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Revolving Credit Lender agrees to fund its Ratable Share of an outstanding Revolving Credit Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Revolving Credit Lender shall not have so made the amount of such Revolving Credit Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Revolving Credit Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Revolving Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Revolving Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(d) Letter of Credit Reports. Each Issuing Bank shall furnish (i) to the Agent on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit during the preceding month and drawings during such month under all Letters of Credit issued by it and (ii) to the Agent and each Revolving Credit Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by it.

(e) Failure to Make Revolving Credit Advances. The failure of any Revolving Credit Lender to make the Revolving Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Revolving Credit Lender of its obligation hereunder to make its Revolving Credit Advance on such date, but no Lender shall be responsible for the failure of any other Revolving Credit Lender to make the Revolving Credit Advance to be made by such other Lender on such date.

SECTION 2.04. Fees. (a) Facility Fee. The Borrowers agree to pay to the Agent for the account of each Revolving Credit Lender a facility fee on the aggregate amount of such Lender’s Revolving Credit Commitment from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Revolving Credit Lender in the case of each other Revolving Credit Lender until the Termination Date at a rate per annum equal to the Applicable Facility Fee Rate in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing September 30, 2004, and on the Termination Date.

(b) Letter of Credit Fees. (i) The Borrowers shall pay to the Agent for the account of each Revolving Credit Lender a commission on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurodollar Rate Advances in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing September 30, 2004, and on the Termination Date, and after the Termination Date payable upon demand; provided that the Applicable Margin shall increase by 2% upon the occurrence and during the continuation of an Event of Default if the Borrowers are required to pay default interest pursuant to Section 2.07(b).

(ii) The Borrowers shall pay to each Issuing Bank for its own account such reasonable and customary fronting, issuance, presentation, amendment and other processing fees as may from time to time be agreed in writing between the Borrowers and such Issuing Bank.

(c) Agent’s Fees. The Company shall pay to the Agent for its own account the fees set forth in the fee letter between the Company and the Agent or as may from time to time be otherwise agreed in writing between the Company and the Agent.

SECTION 2.05. Termination or Reduction of the Commitments. (a) Optional. (i) The Company shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the Unused Revolving Credit Commitments, provided that each partial reduction (A) shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (B) shall be made ratably among the Revolving Credit Lenders in accordance with their Revolving Credit Commitments. (ii) The Company shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the unused Letter of Credit Commitments, provided that, to the extent practicable, each partial reduction shall be made ratably among the Issuing Banks in accordance with their Letter of Credit Commitments.

(b) Mandatory. On the Effective Date, after giving effect to the Term Borrowing made on such date, and from time to time thereafter upon each repayment or prepayment of the Term Advances, the aggregate Term Commitments of the Term Lenders shall be automatically and permanently reduced, on a pro rata basis by an amount equal to the amount by which the aggregate Term Commitments immediately prior to such reduction exceed the aggregate unpaid principal amount of the Term Advances then outstanding.

SECTION 2.06. Repayment. (a) Revolving Credit Advances. The Borrowers shall repay to the Agent for the ratable account of the Revolving Credit Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.

(b) Letter of Credit Reimbursements. The obligations of the Borrowers under this Agreement, any Letter of Credit Agreement and any other agreement or instrument, in each case, relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrowers is without prejudice to, and does not constitute a waiver of, any rights the Borrowers might have or might acquire as a result of the payment by any Revolving Credit Lender of any draft or the reimbursement by the Borrowers thereof or any claim that a Borrower might have under Section 9.13):

(i) any lack of validity or enforceability of this Agreement, any Letter of Credit, any Letter of Credit Agreement or any other agreement or instrument, in each case, relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrowers in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii) the existence of any claim, set-off, defense or other right that the Borrowers may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrowers in respect of the L/C Related Documents; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or a guarantor.

(c) Term Advances. The Borrowers shall repay Term Advances to the Agent for the ratable account of the Term Lenders in quarterly installments of $14,375,000 on the last day of each March, June, September and December, commencing March 31, 2005 and the balance, if any, on the fifth anniversary of the Effective Date.

SECTION 2.07. Interest on Advances. (a) Scheduled Interest. The Borrowers shall pay interest on the unpaid principal amount of each Advance owing to each Appropriate Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time plus (z) the Applicable Utilization Fee, if applicable, in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time plus (z) the Applicable Utilization Fee, if applicable, in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default that has not been waived, the Agent may, and upon the request of the Required Lenders shall, require the Borrowers to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

SECTION 2.08. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Borrowers and the Appropriate Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.07(a)(ii).

(b) If, with respect to any Eurodollar Rate Advances under any Facility, the Required Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders, as determined in the exercise of each such Lender’s commercially reasonable discretion, of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrowers and the Appropriate Lenders, whereupon (A) the Borrowers will, on the last day of the then existing Interest Period therefor, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (B) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrowers and the Appropriate Lenders that the circumstances causing such suspension no longer exist.

(c) If any Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify such Borrower and the Appropriate Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than the Borrowing Minimum, such Advances shall automatically Convert into Base Rate Advances.

(e) Upon the occurrence and during the continuance of any Event of Default that has not been waived, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

(f) If Telerate Markets Page 3750 is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances,

(i) the Agent shall forthwith notify the Borrowers and the Appropriate Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

(ii) with respect to Eurodollar Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.09. Optional Conversion of Advances. Any Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert any or all Advances of one Type comprising the same Borrowing made to it into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower giving such notice.

SECTION 2.10. Prepayments of Advances. (a) Optional. Any Borrower may, upon notice at least two Business Days prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, such Borrower shall prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than the Borrowing Minimum or a Borrowing Multiple in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the applicable Borrower shall be obligated to reimburse the Appropriate Lenders in respect thereof pursuant to Section 9.04(c). Prepayments of Term Advances shall be applied in forward order of maturity.

(b) Mandatory. (i) The Borrowers shall, on the first Business Day after the date of receipt of the Net Cash Proceeds in excess of $100,000,000 individually or $250,000,000 in the aggregate by the Company or any of its Subsidiaries from the sale, lease, transfer or other disposition of any assets of the Company or any of its Subsidiaries (other than any sale, lease, transfer or other disposition of assets pursuant to clause (i), (ii), (iii) or (iv) of Section 5.02(d)), prepay an aggregate principal amount of the Term Advances comprising part of the same Borrowings in an amount equal to the amount of such Net Cash Proceeds. Each such prepayment shall be applied ratably to the Term Advances comprising a Borrowing in forward order of maturity.

(ii) Each prepayment made pursuant to this Section 2.10(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurodollar Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Borrowers shall be obligated to reimburse to the Appropriate Lenders in respect thereof pursuant to Section 9.04(c). The Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Borrowers and the Appropriate Lenders.

SECTION 2.11. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from taxes (as to which Section 2.14 shall govern)), then the Borrowers shall from time to time, without premium or penalty, upon written demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided however, that at such time such Lender shall be generally assessing such amounts on a non-discriminatory basis against borrowers under agreements having provisions similar to this Section. A certificate as to the amount of such increased cost, submitted to the Borrowers and the Agent by such Lender, shall be conclusive and binding for all purposes, absent error in the calculation of such amounts.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender (taking into consideration such Lender’s (or such controlling corporation’s) policies with respect to capital adequacy) and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of this type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon written demand by such Lender (with a copy of such demand to the Agent), the Borrowers shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, without premium or penalty, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder or the issuance or maintenance of or participation in the Letters of Credit; provided, however, that at such time such Lender shall be generally assessing such amounts on a non-discriminatory basis against borrowers under agreements having provisions similar to this Section. A certificate as to such amounts submitted to the Borrowers and the Agent by such Lender shall be conclusive and binding for all purposes, absent error in the calculation of such amounts.

(c) Each Lender will notify the Company of any change that will entitle such Lender to compensation under this Section 2.10 as promptly as practicable, but in any event within 90 days after such Lender obtains knowledge thereof; provided, however, that, if any Lender fails to give such notice within 90 days after it obtains knowledge of such change, such Lender shall, with respect to compensation payable in respect of any costs resulting from such change, only be entitled to payment for costs incurred from and after the date that such Lender does give such notice plus, if such change shall have retroactive effect, costs resulting from such change during the period of retroactive effect thereof. Any Lender claiming any additional amounts payable pursuant to this Section agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance under the Facility under which such Lender has a Commitment will automatically, upon such demand, be Converted into a Base Rate Advance and (b) the obligation of the Appropriate Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.13. Payments and Computations. (a) The Borrowers shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.04(b)(ii), 2.11, 2.14 or 9.04(c)) to the Appropriate Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the Business Day next succeeding, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the Business Day next preceding.

(d) Unless the Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Appropriate Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Appropriate Lender on such due date an amount equal to the amount then due such Lender. If and to the extent any Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

(e) If the Agent receives funds for application to the obligations hereunder under circumstances for which neither this Agreement nor any Borrower specifies the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Agent may, but shall not be obligated to, elect to distribute such funds to each Lender ratably in accordance with such Lender’s proportionate share of the sum of the principal amount of all outstanding Advances and the Available Amount of all Letters of Credit then outstanding, in repayment or prepayment of such of the outstanding Advances or other obligations owed to such Lender, and for application to such principal installments, as the Agent shall direct.

SECTION 2.14. Taxes. (a) Any and all payments by the Borrowers to or for the account of any Lender or the Agent hereunder or under the Notes shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, (i) foreign, United States federal, state and local taxes imposed on its overall net income and franchise taxes imposed on it in lieu of net income taxes by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof, or by any jurisdiction where such Lender or the Agent (as the case may be) is doing business or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, or by any jurisdiction where such Lender’s Applicable Lending Office is doing business or any political subdivision thereof and (ii) United States state and local withholding taxes (in the appropriate amount) on the gross amount of interest paid by the Borrowers for which such Lender or the Agent (as the case may be) is entitled to a credit for such withholding taxes against a tax described in (i) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Agent, (x) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (y) such Borrower shall make such deductions and (z) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. For the avoidance of doubt, if any Borrower shall be required by a court of competent jurisdiction to pay over an amount other than as Taxes, there shall be no adjustment as to such payment under this Section 2.14(a).

(b) In addition, the Borrowers shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder (hereinafter referred to as “Other Taxes”).

(c) The Borrowers shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, the Borrowers shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent.

(e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrowers (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrowers with two original Internal Revenue Service forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, properly certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes (and tax withheld in excess of such rate shall be included in Taxes) unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrowers and shall not be obligated to include in such form or document such confidential information. For purposes of this subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code

(f) For any period with respect to which a Lender has failed to provide the Borrowers with the appropriate form, certificate or other document described in Section 2.14(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure and the Borrowers may withhold at the full United States statutory withholding tax rate on interest (currently, 30%); provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrowers shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.11, 2.14 or 9.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off as provided in Section 9.05) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

SECTION 2.16. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. Each Borrower agrees that upon notice by any Lender to such Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Revolving Credit Note and a Term Note, as applicable, in substantially the form of Exhibits A-1 and A-2 hereto, respectively, payable to the order of such Lender in a principal amount equal to the Revolving Credit Commitment and the Term Commitment, respectively, of such Lender.

(b) The Register maintained by the Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing, the Facility of such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from each Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement.

SECTION 2.17. Use of Proceeds. The proceeds of the Advances shall be available (and each of the Borrowers agrees that it or its Subsidiaries, as applicable, shall use such proceeds) solely to repay Debt of the Company and for general corporate purposes of the Company and its Subsidiaries.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date on or prior to November 15, 2004 (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a) There shall have occurred no Material Adverse Change since December 31, 2003.

(b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect other than the matters described on Schedule 3.01(b) hereto (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there shall have been no material adverse change in the status, or financial effect on the Company or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto.

(c) Nothing shall have come to the attention of the Lenders during the course of their due diligence investigation to lead them to believe that the Information Memorandum was or has become misleading, incorrect or incomplete in any material respect; without limiting the generality of the foregoing, the Lenders shall have been given such access to the management, records, books of account, contracts and properties of the Company and its Subsidiaries as they shall have reasonably requested.

(d) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, all applicable waiting periods in connection with the Acquisition shall have expired without any action being taken by any competent authority, and no law or regulation shall be applicable in the reasonable judgment of the Lenders, in each case that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

(e) The Company shall have notified each Lender and the Agent in writing as to the proposed Effective Date.

(f) The Company shall have paid all accrued fees and expenses of the Agent and the Lenders (including the accrued reasonable fees and expenses of counsel to the Agent).

(g) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Company, dated the Effective Date, stating that:

(i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii) No event has occurred and is continuing that constitutes a Default.

(h) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

(i) A guaranty in substantially the form of Exhibit F hereto (together with each other guaranty and guaranty supplement delivered pursuant to Section 5.01(i), in each case as amended, the “Subsidiary Guaranty”), duly executed by each Subsidiary Guarantor.

(ii) The Notes to the Lenders to the extent requested by any Lender pursuant to Section 2.16.

(iii) Certified copies of the resolutions of the Board of Directors of each Loan Party approving each Loan Document to which it is a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to each Loan Document to which it is a party.

(iv) Copies of the unaudited pro forma Consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2003, and the related pro forma Consolidated statements of income and cash flows of the Company and its Subsidiaries for the fiscal year then ended, giving effect to the Acquisition as of January 1, 2003.

(v) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is a party and the other documents to be delivered hereunder.

(vi) A favorable opinion of the Vice President and General Counsel of the Company, substantially in the form of Exhibit D hereto.

(vii) A favorable opinion of Shearman & Sterling LLP, counsel for the Agent, in form and substance satisfactory to the Agent.

(i) The Company shall have received not less than $425,000,000 in Net Cash Proceeds from the sale of the common equity of the Company.

(j) The Company shall have received not less than $1,000,000,000 in Net Cash Proceeds from the issuance of senior notes in the public debt markets.

(k) The Company’s Public Debt Rating shall be not lower than BB+ (stable) from S&P and not lower than Baa3 (stable) from Moody’s.

(l) The Company shall have terminated the commitments of the lenders and paid in full all Debt outstanding under (i) the $350,000,000 Five Year Credit Agreement dated as of July 17, 2001, as amended, among the Borrower, the lenders parties thereto and Citibank, N.A, as administrative agent and (ii) the $2,450,000,000 Credit Agreement dated as of May 28, 2004. By execution of this Agreement, each of the Lenders that is a lender under either such credit agreement referred to above hereby waives any requirement set forth in such credit agreement of prior notice relating to the termination of their commitments thereunder.

SECTION 3.02. Conditions Precedent to the Initial Borrowing of Each Designated Subsidiary. The obligation of each Lender to make an initial Advance to each Designated Subsidiary following its designation as a Borrower hereunder pursuant to Section 9.12 on the occasion of the initial Borrowing thereby is subject to the Agent’s receipt on or before the date of such initial Borrowing of each of the following, in form and substance satisfactory to the Agent and dated such date:

(a) The Designation Letter of such Designated Subsidiary, in substantially the form of Exhibit E hereto.

(b) The Note of such Designated Subsidiary to the Lenders to the extent requested by any Lender pursuant to Section 2.15.

(c) A certificate of the Secretary or an Assistant Secretary (or person performing similar functions) of such Designated Subsidiary certifying (i) appropriate resolutions of the board of directors (or persons performing similar functions) of such Designated Subsidiary approving this Agreement and its Notes, and all documents evidencing other necessary corporate (or equivalent) action and governmental approvals, if any, with respect to this Agreement and its Notes (copies of which shall be attached thereto) and (ii) the names and true signatures of the officers of such Designated Subsidiary authorized to sign the Designation Letter of such Designated Subsidiary and its Notes and the other documents to be delivered by such Designated Subsidiary hereunder.

(d) A copy of a certificate of the Secretary of State (or other appropriate Governmental Authority) of the jurisdiction of organization of such Designated Subsidiary, dated reasonably near the date of such Borrowing, certifying that such Designated Subsidiary is duly organized and in good standing (or the equivalent thereof) under the laws of the jurisdiction of its organization.

(e) A certificate signed by a duly authorized officer of such Designated Subsidiary, dated as of the date of such Borrowing, certifying that such Designated Subsidiary has obtained all authorizations, consents, approvals (including, without limitation, exchange control approvals) and licenses of any Governmental Authority or other third party necessary for such Designated Subsidiary to execute and deliver its Designation Letter and its Notes and to perform its obligations under this Agreement or any of its Notes.

(f) Such other documents, opinions and other information as any Lender, through the Agent, may reasonably request.

SECTION 3.03. Conditions Precedent to Each Borrowing and Issuance. The obligation of each Appropriate Lender to make an Advance on the occasion of each Borrowing and the obligations of each Issuing Bank to issue a Letter of Credit shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing or such issuance (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Issuance and the acceptance by such Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by such Borrower that on the date of such Borrowing or such issuance such statements are true):

(i) the representations and warranties contained in Section 4.01 (except, in the case of Borrowings made after the initial Borrowing and in the case of the issuance of Letters of Credit, the representations set forth in the last sentence of subsection (e) thereof) (and, if such Borrowing shall have been requested by a Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Letter) are correct on and as of such date, before and after giving effect to such Borrowing or such issuance and to the application of the proceeds therefrom, as though made on and as of such date except to the extent that such representations and warranties expressly relate to an earlier specified date, and

(ii) no event has occurred and is continuing, or would result from such Borrowing or such issuance or from the application of the proceeds therefrom, that constitutes a Default;

and (b) the Agent shall have received such other approvals, opinions or documents as any Appropriate Lender through the Agent may reasonably request.

SECTION 3.04. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Company, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Company. The Company represents and warrants as follows:

(a) Each Loan Party is a Person duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b) The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party and to be delivered by it, and the consummation of the transactions contemplated hereby, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other action, and do not contravene (i) such Loan Party’s charter or code of regulations or comparable organizational documents or (ii) any applicable law or any contractual restriction in any material contract or, to the knowledge of the chief financial officer of the Company, any other contract the breach of which would limit the ability of any Loan Party to perform its obligations under any Loan Document, binding on or affecting any Loan Party.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by any Loan Party of any Loan Document to which it is a party and to be delivered by it or for the consummation of the transactions contemplated hereby, other than authorizations, approvals, actions, notices or filings (i) that have been duly obtained, taken, given or made and are in full force and effect or (ii) as to which the failure to obtain, take, give or make would not reasonably be likely to result in a Material Adverse Effect.

(d) This Agreement has been, and each of the other Loan Documents to be delivered by it when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and the other Loan Documents when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto enforceable against such Loan Party in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or law).

(e) The Consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2003, and the related Consolidated statements of income and cash flows of the Company and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Deloitte & Touche LLP, independent public accountants, and the Consolidated balance sheet of the Company and its Subsidiaries as at March 31, 2004, and the related Consolidated statements of income and cash flows of the Company and its Subsidiaries for the three months then ended, duly certified by the chief financial officer of the Company, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at March 31, 2004, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the Consolidated financial condition of the Company and its Subsidiaries as at such dates and the Consolidated results of the operations of the Company and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied. Since December 31, 2003, there has been no Material Adverse Change.

(f) The unaudited Consolidated and consolidating pro forma balance sheets of the Company and its Subsidiaries as at December 31, 2003, and the related unaudited Consolidated and consolidating pro forma statements of income and cash flows of the Company and its Subsidiaries for the year then ended, certified by the Chief Financial Officer of the Company, copies of which have been furnished to each Lender, fairly present, to the Chief Financial Officer’s best knowledge, the Consolidated and consolidating pro forma financial condition of the Company and its Subsidiaries as at such date and the Consolidated and consolidating pro forma results of operations of the Company and its Subsidiaries for the period ended on such date, in each case giving effect to the Acquisition as of January 1, 2003, all in accordance with GAAP.

(g) There is no pending or, to the Company’s knowledge, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby, and there has been no adverse change in the status, or financial effect on the Company or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto.

(h) The Information Memorandum and any other information, exhibit or report that has been or will hereafter be furnished by or on behalf of the Company or any other Loan Party to the Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement is and will be when furnished, taken as a whole, complete and correct in all material respects and does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made.

(i) The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(j) No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(k) The Company is, individually and together with its Subsidiaries, Solvent. “Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

ARTICLE V

COVENANTS OF THE BORROWERS

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, each Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither such Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings.

(c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Borrower or such Subsidiary operates; provided, however, that such Borrower and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties and to the extent consistent with prudent business practice.

(d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that such Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither such Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the Board of Directors (or equivalent governing body) of such Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to such Borrower, such Subsidiary or the Lenders.

(e) Visitation Rights. At any reasonable time and from time to time, upon reasonable notice and during normal business hours, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, such Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of such Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Borrower and each such Subsidiary in accordance with GAAP in effect from time to time.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(h) Reporting Requirements. Furnish to the Lenders:

(i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Company and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Company as having been prepared in accordance with GAAP and certificates of the chief financial officer of the Company as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03;

(ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual report for such year for the Company and its

Subsidiaries, containing the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by Deloitte & Touche LLP or other independent public accountants reasonably acceptable to the Required Lenders. There shall also be provided, in reasonable detail, the calculations necessary to demonstrate compliance with Section 5.03;

(iii) as soon as possible and in any event within five days after a responsible officer of the Company knows or should have known of the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Company setting forth details of such Default and the action that the Company has taken and/or proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all reports that the Company sends to any of its security holders, and copies of all reports and registration statements that the Company or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(v) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Company or any of its Subsidiaries of the type described in Section 4.01(g); and

(vi) such other information respecting the Company or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

(i) New Domestic Subsidiaries. Promptly and in any event within 30 days following the formation or acquisition of a Material Domestic Subsidiary, or the occurrence of any event by which any Domestic Subsidiary becomes a Material Domestic Subsidiary, in each case that is not at such time a Subsidiary Guarantor, cause such Subsidiary to execute and deliver a Guaranty Supplement (as defined in the Subsidiary Guaranty), together with the documents set forth in clause 3.01(h)(iii), (iv) and (v).

(j) Pari Passu Status. Ensure, and cause each of its Designated Subsidiaries to ensure, that the Debt outstanding under this Agreement and the Notes ranks at least pari passu with all other senior unsecured Debt of the Company or such Designated Subsidiary, as the case may be.

(k) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Company or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, no Borrower will:

(a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i) Liens existing on the Effective Date and described on Schedule 5.02(a) hereto,

(ii) purchase money Liens upon or in any real property or equipment acquired or held by the Company or any Subsidiary in the ordinary course of business (including any Lien in respect of a capitalized lease of personal property) to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition or lease of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired or leased, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced,

(iii) Liens asserted by warehousemen, mechanics or materialmen which Liens are being contested in good faith by appropriate proceedings diligently conducted and for which reserves in accordance with GAAP are being maintained on the books of the Company and any mechanic’s, carrier’s, landlord’s or similar common law or statutory lien incurred in the normal course of business which has not been docketed as a judgment,

(iv) Liens or levies for taxes, fees, assessments or governmental charges not yet due and payable or being contested in good faith by appropriate proceedings diligently conducted and Liens resulting from or incurred with respect to legal proceedings which are being contested in good faith by appropriate proceedings diligently conducted; provided that reserves in accordance with GAAP are being maintained on the books of the Company with respect to such taxes, fees, assessments, governmental charges and legal proceedings,

(v) Liens securing only workers’ compensation, unemployment insurance or similar obligations and/or deposits or pledges made in connection with, or to secure payment of, utilities or similar services, leases, workers’ compensation, unemployment insurance, old age pensions or other social security obligations,

(vi) Encumbrances as set forth in all deeds, title insurance and mortgages existing as of the Effective Date in respect of all real property owned or leased by the Company or any of its Subsidiaries and any other zoning or deed restrictions, public utility easements, minor title irregularities and similar matters having no material adverse effect as a practical matter on the ownership or use of any of the real property in question,

(vii) Liens securing or given in lieu of surety, stay, appeal or performance bonds (other than contracts for the payment of indebtedness for borrowed money), or deposits required by law or governmental regulations or by any court order, decree, judgment or rule or as a condition to the transaction of business or the exercise of any right, privilege or license, or Liens arising from a judgment not constituting an Event of Default,

(viii) Interest or title of a lessor under a lease,

(ix) Liens in favor of the Agent or a Lender, if any, to secure the obligations of the Loan Parties under the Loan Documents,

(x) Liens created or assumed in purchasing, constructing or improving any real property or to which any real property is subject when purchased; provided, however, that: (x) the mortgage, security interest or other lien is confined to the property in question, and (y) the indebtedness secured thereby is non-recourse as to any Loan Party and does not exceed the total cost of the purchase, construction or improvement,

(xi) Any transfer of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business,

(xii) Any financing statement perfecting a security interest that would be permissible under this Section 5.02(a),

(xiii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Company or such Subsidiary or acquired by the Company or such Subsidiary,

(xiv) other Liens securing Debt in an aggregate principal amount not to exceed at any time outstanding 2% of Consolidated Tangible Net Assets at the time such Lien is incurred,

(xv) the replacement, extension or renewal of any Lien permitted by clause (i), (ii), (viii), (ix) or (xii) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby, and

(xvi) Liens on receivables (and related assets) in connection with Permitted Receivables Financings, so long as such Liens extend solely to the receivables (and related assets) being securitized thereunder.

(b) Mergers, Acquisitions, Etc. Merge with or into or consolidate with any other Person; liquidate, wind up, dissolve or divide; acquire all or substantially all of the properties or assets of any ongoing concern or ongoing line of business; acquire all or substantially all of the capital stock or other equity interests in or of any other Person other than in the ordinary course of business; or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, or permit any of its Subsidiaries to do any of the foregoing, except:

(i) the Company or any Subsidiary of the Company may acquire all or substantially all of the properties or assets of any other Person, acquire all or substantially all of the capital stock or other equity interests in or of any other Person, or become or remain liable (contingently or otherwise) to do any of the foregoing,

(ii) a directly or indirectly wholly owned Domestic Subsidiary of the Company (or any Subsidiary of such Subsidiary) may merge with or into or consolidate with or into any other wholly owned Domestic Subsidiary of the Company (or any Subsidiary of such Subsidiary),

(iii) a directly or indirectly wholly owned Subsidiary of the Company that is not a Subsidiary Guarantor (or any Subsidiary of such Subsidiary) may merge with or into or consolidate with or into any other wholly owned Subsidiary of the Company (or any Subsidiary of such Subsidiary), and

(iv) a directly or indirectly wholly owned Subsidiary of the Company (or any Subsidiary of such Subsidiary) may merge with the Company, provided that the Company shall be the surviving corporation, and provided further, in the case of each transaction permitted in clauses (i), (ii) and (iii), that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except (i) sales of inventory in the ordinary course of its business, (ii) sales, transfers or other dispositions of obsolete or worn-out tools, equipment or other property (including leasehold interests) no longer used or useful in business and sales of intellectual property determined to be uneconomical, negligible or obsolete, (iii) sales, leases, transfers and other dispositions of assets (other than Foreign Assets) by (w) the Company to any Subsidiary Guarantor, (x) any

Subsidiary Guarantor to any other Subsidiary Guarantor (y) by any Subsidiary of the Company to the Company or (z) any Subsidiary of the Company that is not a Subsidiary Guarantor to any other Subsidiary of the Company, (iv) sales, leases, transfers and other dispositions of Foreign Assets by the Company or any of its Subsidiaries to the Company or any of its Subsidiaries, (v) in addition to the sales permitted in clauses (i), (ii), (iii) and (iv) above, sales of assets for fair value, provided that in the case of the sale of any asset pursuant to this clause (v) in a single transaction or a series of related transactions in an aggregate amount exceeding $20,000,000, the fair value of such asset shall have been determined in good faith by the Board of Directors of the Company, provided, further, that in the case of sales of assets pursuant to this clause (v) having consideration of $100,000,000 or more individually or $250,000,000 or more in the aggregate, the Borrowers shall, on the date of receipt by any Borrower or any of its Subsidiaries of the Net Cash Proceeds from such sale, prepay the Advances pursuant to, and in the amount and order of priority set forth in, Section 2.10(b), as specified therein, and (vi) sales or transfers of receivables (and related assets) in connection with Permitted Receivables Financings.

(d) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person other than:

(i) Investments by the Company and its Subsidiaries in (A) their Subsidiaries outstanding on the date hereof, (B) Subsidiaries of the Company as required or is reasonably desirable to comply with thin capitalization rules in jurisdictions outside the United States, (C) wholly owned Subsidiaries (other than pursuant to clauses (B) or (D)) in an additional aggregate amount invested from the date hereof not to exceed $50,000,000 and (D) Subsidiary Guarantors;

(ii) Investments by the Company and its Subsidiaries made as capital contributions to any of its direct or indirect Subsidiaries for the purpose of repaying, prepaying or otherwise retiring Debt of the Target or its direct or indirect Subsidiaries existing at the date of the Acquisition or restructuring Subsidiaries of the Company in connection with the Acquisition;

(iii) Investment by Subsidiaries that are not Subsidiary Guarantors in any other Subsidiaries of the Company;

(iv) loans and advances to employees in the ordinary course of the business of the Company and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(v) Investments in Marketable Securities;

(vi) Investments made by the Company or its Subsidiaries in joint ventures as required by the applicable joint venture agreement in effect as of the date hereof and additional Investments in joint ventures in an aggregate amount not to exceed $20,000,000 at any time outstanding;

(vii) Investments consisting of intercompany Debt owed to the Company or to a direct or indirect wholly owned Subsidiary of the Company;

(viii) any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the ordinary course of business;

(ix) the Company and its Subsidiaries may acquire and hold receivables and similar items owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(x) the Guaranteed Obligations and obligations under the Subsidiary Guaranty;

(xi) the Company and its Subsidiaries may acquire and own Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers and suppliers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(xii) Investments by Subsidiaries of the Company organized outside of the United States in the following (or the equivalent thereof in the applicable foreign jurisdiction): (A) time deposits maturing within one year from the date of purchase thereof, including certificates of deposit issued by any bank or trust company organized outside of the United States that has total assets aggregating at least $200,000,000 or the equivalent in a foreign currency, (B) fully collateralized repurchase agreements having a term of not more than 30 days and covering securities described in subsection (A) above entered into with any bank or trust company described in subsection (A) above, or (C) investments in money market funds substantially all of the assets of which are comprised of securities described in (A) and (B) above;

(xiii) loans and advances to customers and vendors in the ordinary course of business of the Company and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $15,000,000 at any time outstanding;

(xiv) Investments made by the Company or its Subsidiaries in Subsidiaries of the Company made as capital contributions of Foreign Assets; and

(xv) other Investments in an aggregate amount invested not to exceed $100,000,000.

(e) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its or their Subsidiaries to declare or pay dividends or other distributions in respect of its equity interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Company or any Subsidiary of the Company (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) any agreement or instrument evidencing Debt existing on the date hereof and (ii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Company, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Company.

(f) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by GAAP.

(g) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of the business of the Company and its Subsidiaries considered as a whole as carried on at the date hereof.

SECTION 5.03. Financial Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, the Company will:

(a) Debt/EBITDA Ratio. Maintain a ratio of Consolidated Debt to Consolidated EBITDA for the period of twelve months most recently ended on or prior to the last day of each fiscal quarter set forth below of not greater than the ratio set forth opposite such fiscal quarter end below:

Fiscal Quarter Ending	Ratio
September 30, 2004	4.75 to 1
December 31, 2004	4.50 to 1
March 31, 2005	4.25 to 1
June 30, 2005	4.25 to 1
September 30, 2005	4.00 to 1
December 31, 2005	3.75 to 1
Each fiscal quarter end after December 31, 2005	3.50 to 1

(b) Interest Coverage Ratio. Maintain a ratio of Consolidated EBITDA for the period of four quarters most recently ended to cash interest payable on, and amortization of debt discount in respect of, all Debt (other than Debt of the Target outstanding at the date of the Acquisition) during such period, by the Company and its Subsidiaries of not less than 3.50 : 1.00.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) Any Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or any Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within four Business Days after the same becomes due and payable; or

(b) Any representation or warranty made by any Borrower herein or by any Borrower (or any of its corporate officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c) (i) The Borrowers shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e) or (h), 5.02 or 5.03, or (ii) the Borrowers shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 15 days after written notice thereof shall have been given to the Company by the Agent or any Lender; or

(d) The Company or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount of at least $25,000,000 in the aggregate at any one time (but excluding Debt outstanding hereunder) of the Company or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e) The Company or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Judgments or orders for the payment of money in excess of $25,000,000 in the aggregate shall be rendered against the Company or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(g) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Company (or other securities convertible into such Voting Stock) representing 20% or more of the combined voting power of all Voting Stock of the Company; or (ii) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Company shall cease for any reason to constitute a majority of the board of directors of the Company; or

(h) The Company or any of its ERISA Affiliates shall incur, or, in the reasonable opinion of the Required Lenders, shall be reasonably likely to incur liability in excess of $25,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Company or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

(i) The Subsidiary Guaranty shall for any reason cease to be valid and binding on or enforceable against each Subsidiary Guarantor (other than by reason of a release of a Subsidiary Guarantor in accordance with the terms of the Subsidiary Guaranty), or any Subsidiary Guarantor shall so state in writing;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, terminate the Commitments (other than the Commitments to make Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)), and thereupon the Commitments shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated (other than the Commitments to make Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Revolving Credit Lenders having at least a majority in interest of the Revolving Credit Commitments, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrowers to, and forthwith upon such demand the Borrowers will, (a) pay to the Agent on behalf of the Revolving Credit Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Revolving Credit Lenders having at least a majority in interest of the Revolving Credit Commitments. If at any time the Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Agent and the Revolving Credit Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrowers will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law. After (i) no Event of Default shall be continuing or (ii) all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrowers hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Collateral Account shall be returned to the Borrowers.

ARTICLE VII

GUARANTY

SECTION 7.01. Guaranty. The Company hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each other Borrower now or hereafter existing under or in respect of this Agreement and the Notes of such Borrower (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agent or any Lender in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, the Company’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Borrower to the Agent or any Lender under or in respect of this Agreement and its Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Borrower. Notwithstanding any other provisions of this Agreement, stock of a foreign entity directly held by the Company shall not serve as security for the Guaranteed Obligations, other than stock of any such foreign entity representing no more than 65% of the total combined voting power of all classes of stock of such entity entitled to vote.

SECTION 7.02. Guaranty Absolute. The Company guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the applicable Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto. The obligations of the Company under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Borrower under or in respect of this Agreement and the Notes, and a separate action or actions may be brought and prosecuted against the Company to enforce this Guaranty, irrespective of whether any action is brought against any other Borrower or whether any other

Borrower is joined in any such action or actions. The liability of the Company under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and to the extent not prohibited by applicable law, the Company hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of this Agreement, any Note or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any other Borrower under or in respect of this Agreement, and Notes, or any other amendment or waiver of or any consent to departure from this Agreement or any Note, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Borrower or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of collateral, if any, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any Borrower under this Agreement or the Notes or any other assets of any Borrower or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Borrower or any of its Subsidiaries;

(f) any failure of the Agent or any Lender to disclose to any Borrower any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Borrower now or hereafter known to the Agent or such Lender (the Company waiving any duty on the part of the Agent and the Lenders to disclose such information);

(g) the release or reduction of liability of any other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Borrower or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of any other Borrower or otherwise, all as though such payment had not been made.

SECTION 7.03. Waivers and Acknowledgments. (a) The Company hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any collateral.

(b) The Company hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) The Company hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Company or other rights of the Company to proceed against any of the other Borrowers, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Company hereunder.

(d) The Company hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to the Company any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Borrower or any of its Subsidiaries now or hereafter known by the Agent or such Lender.

(e) The Company acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

SECTION 7.04. Subrogation. The Company hereby unconditionally and irrevocably agrees, so long as any Event of Default has occurred and is continuing, not to exercise any rights that it may now have or hereafter acquire against any other Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Company’s obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against any Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to the Company in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the Termination Date, such amount shall be received and held in trust for the benefit of the Agent and the Lenders, shall be segregated from other property and funds of the Company and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) the Company shall make payment to the Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) the Termination Date shall have occurred, the Agent and the Lenders will, at the Company’s request and expense, execute and deliver to the Company appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Company of an interest in the Guaranteed Obligations resulting from such payment made by the Company pursuant to this Guaranty.

SECTION 7.05. Subordination. The Company hereby subordinates any and all debts, liabilities and other obligations owed to the Company by each other Borrower (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.05:

(a) Prohibited Payments, Etc. Except during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any bankruptcy law relating to any other Borrower), the Company may receive regularly scheduled payments from any other Borrower on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any bankruptcy law relating to any other Borrower), however, unless the Required Lenders otherwise agree, the Company shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any bankruptcy law relating to any other Borrower, the Company agrees that the Agent and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any bankruptcy law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before the Company receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any bankruptcy law relating to any other Borrower), the Company shall, if the Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Agent and the Lenders and deliver such payments to the Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Company under the other provisions of this Guaranty.

(d) Agent Authorization. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any bankruptcy law relating to any other Borrower), the Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of the Company, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require the Company (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

SECTION 7.06. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the Termination Date, (b) be binding upon the Company, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, the Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Agent or such Lender herein or otherwise, in each case as and to the extent provided in Section 9.07. The Company shall not have the right to assign its rights under this Article VII or any interest in this Article VII without the prior written consent of the Agent and the Lenders.

ARTICLE VIII

THE AGENT

SECTION 8.01. Authorization and Action. Each Lender (in its capacity as a Lender and an Issuing Bank, as applicable) hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by any Borrower pursuant to the terms of this Agreement.

SECTION 8.02. Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (ii) may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of any Borrower or the existence at any time of any Default or to inspect the property (including the books and records) of any Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier or telegram) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 8.03. CNAI and Affiliates. With respect to its Commitments, the Advances made by it and the Notes issued to it, CNAI shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include CNAI in its individual capacity. CNAI and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Company, any of its Subsidiaries and any Person who may do business with or own securities of the Company or any such Subsidiary, all as if CNAI were not the Agent and without any duty to account therefor to the Lenders. The Agent shall have no duty to disclose information obtained or received by it or any of its affiliates relating to the Company or its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent.

SECTION 8.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 8.05. Indemnification. (a) The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrowers), ratably according to the respective principal amounts of the Advances then owed to each of them (or if no Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrowers. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party. For purposes of this Section 8.05(a), the Lenders’ respective pro rata shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lenders, (ii) their respective Ratable Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time, (iii) the aggregate unused portions of their respective Term Commitments at such time and (iv) their respective Unused Revolving Credit Commitments at such time.

(b) Each Revolving Credit Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Borrowers) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that no Revolving Credit Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct. Without limitation of the foregoing, each Revolving Credit Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrowers under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrowers.

(c) The failure of any Lender to reimburse the Agent or the Issuing Bank promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Agent or the Issuing Bank as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or the Issuing Bank for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or an Issuing Bank for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 8.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Company and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent with the consent of the Company, which consent shall not be unreasonably withheld and shall not be required if any Event of Default has occurred and is continuing. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 8.07. Other Agents. Each Lender hereby acknowledges that neither the documentation agent nor any other Lender designated as any “Agent” on the signature pages hereof (other than the Agent) has any liability hereunder other than in its capacity as a Lender.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each affected Lender, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of the Lenders, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Revolving Credit Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (f) reduce, subordinate or limit the obligations of the Company under Section 7.01, (g) release all or substantially all of the Subsidiary Guarantors from the obligations under the Subsidiary Guaranty (other than to the extent permitted under the Subsidiary Guaranty), (h) amend this Section 9.01 or (i) amend or waive any provision of this Agreement in any manner that would adversely affect such Lender’s right to receive its ratable share of any payment made or proceeds distributed to which it is entitled under the Loan Documents; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note and (y) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement.

SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (a) in writing (including telecopier or telegraphic communication) and mailed, telecopied, telegraphed or delivered or (y) as and to the extent set forth in Section 9.02(c) and in the proviso to this Section 9.02(a), if to any Borrower, at the address of the Company at 29400 Lakeland Blvd., Wickliffe, Ohio 44092-2298, Attention: Treasurer (with a copy to the Company’s legal division at the same address); if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at Two Penns Way, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department; or, as to any Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrowers and the Agent, provided that materials required to be delivered pursuant to Section 5.01(h)(i), (ii) or (iv) shall be delivered to the Agent as specified in Section 9.02(c). All such notices and communications shall, when mailed, telecopied, telegraphed or e-mailed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by e-mail, respectively, except that notices and communications to the Agent pursuant to Article II, III or VIII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b) Notwithstanding anything to the contrary contained in this Agreement or any Note, (i) any notice to the Borrowers or to any one of them required under this Agreement or any such Note that is delivered to the Company shall constitute effective notice to the Borrowers or to any such Borrower, including the Company and (ii) any Notice of Borrowing or any notice of Conversion delivered pursuant to Section 2.09 may be delivered by any Borrower or by the Company, on behalf of any other Borrower. Each Designated Subsidiary hereby irrevocably appoints the Company as its authorized agent to receive and deliver notices in accordance with this Section 9.02, and hereby irrevocably agrees that (A) in the case of clause (i) of the immediately preceding sentence, the failure of the Company to give any notice referred to therein to any such Designated Subsidiary to which such notice applies shall not impair or affect the validity of such notice with respect thereto and (B) in the case of clause (ii) of the immediately preceding sentence, the delivery of any such notice by the Company, on behalf of any other Borrower, shall be binding on such other Borrower to the same extent as if such notice had been executed and delivered directly by such Borrower.

(c) So long as Citibank or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 5.01(h)(i), (ii) and (iv) shall be delivered to the Agent in an electronic medium in a format reasonably acceptable to the Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com. The Company agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Company, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). The Company acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(d) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses. (a) The Borrowers agree to pay on demand all reasonable, out-of-pocket costs and expenses of only the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrowers further agree to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).

(b) The Borrowers agree to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Company or any of its Subsidiaries or any Environmental Action relating in any way to the Company or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrowers also agree not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by any Borrower to or for the account of a Lender (i) other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Company pursuant to Section 9.07(a) or (ii) as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, the applicable Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) Without prejudice to the survival of any other agreement of any Borrower hereunder, the agreements and obligations of the Borrowers contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 9.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the applicable Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

SECTION 9.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Company and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Company, the Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 9.07. Assignments and Participations. (a) Each Lender may and, if demanded by the Company (following a demand by such Lender pursuant to Section 2.11 or 2.14) upon at least five Business Days’ notice to such Lender and the Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment, its Term Commitment, its undrawn Letter of Credit Commitment, the Advances owing to it, its participations in Letters of Credit and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under and in respect of one or more of the Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of (x) the Revolving Credit Commitment or Term Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) the undrawn Letter of Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the applicable Assignment and Acceptance) shall in no event be less than $1,000,000, unless, in each case, the Company and the Agent agree, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Company pursuant to this Section 9.07(a) shall be arranged by the Company after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Company pursuant to this Section 9.07(a) unless and until such Lender shall have received one or more payments from either the Borrowers or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment, provided, however, that in the case of each assignment made as a result of a demand by the Company, such recordation fee shall be payable by the Company except that no such recordation fee shall be payable in the case of an assignment made at the request of the Company to an Eligible Assignee that is an existing Lender, and (vii) any Lender may, without the approval of the Company and the Agent, assign all or a portion of its rights to any of its Affiliates. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Section 2.11, 2.14 and 9.04 to the extent any claim thereunder relates to an event arising prior such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company.

(d) The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Each Lender may sell participations to one or more banks or other entities (other than the Company or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Company furnished to such Lender by or on behalf of the Company; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Company received by it from such Lender.

(g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(h) Designation. (i) Notwithstanding anything to the contrary contained herein, any Lender (a “Designating Lender”) may grant to one or more special purpose funding vehicles (each, an “SPV”), identified as such in writing from time to time by the Designating Lender to the Agent and the Company, the option to provide to the Borrowers all or any part of any Advance that such Designating Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (A) nothing herein shall constitute a commitment by any SPV to make any Advance, (B) if an SPV fails to provide all or any part of such Advance, the Designating Lender shall be obligated to make such Advance pursuant to the terms hereof and (C) the Designating Lender shall, at all times, remain liable for any indemnity or other payment obligation with respect to its Commitment hereunder. The making of a Advance by an SPV hereunder shall utilize the applicable Commitment of the Designating Lender to the same extent, and as if such Advance were made by such Designating Lender.

(ii) As to any Advances or portion thereof made by it, each SPV shall have all the rights that the Designating Lender making such Advances or portion thereof would have had under this Agreement; provided, however, that each SPV shall have granted to its Designating Lender an irrevocable power of attorney, to deliver and receive all communications and notices under this Agreement and to exercise on such SPV’s behalf, all of such SPV’s voting rights under this Agreement. No additional Notes shall be required to evidence the Advances or portion thereof made by an SPV; and the related Designating Lender shall be deemed to hold its Note, if any, as agent for such SPV to the extent of the Advances or portion thereof funded by such SPV. In addition, any payments for the account of any SPV shall be paid to its Designating Lender as agent for such SPV.

(iii) Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.

(iv) In addition, notwithstanding anything to the contrary contained in this Section 9.07(h) or otherwise in this Agreement, any SPV may (A) at any time and without paying any processing fee therefor, assign or sell a participation in all or a portion of its interest in any Advances to the Designating Lender or to any financial institutions providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Advances and (B) disclose on a confidential basis any non-public information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPV. This Section 9.07(h) may not be amended without the written consent of any Designating Lender affected thereby.

SECTION 9.08. Confidentiality. Neither the Agent nor any Lender shall disclose any Confidential Information to any other Person without the written consent of the Company, other than (a) to the Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 9.07(f), to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

SECTION 9.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each Designated Subsidiary hereby agrees that service of process in any such action or proceeding brought in the any such New York State court or in such federal court may be made upon the Company at its address set forth in Section 9.02 and each such Borrower hereby irrevocably appoints the Company its authorized agent to accept such service of process, and agrees that the failure of the Company to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. The Company hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Company at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.12. Designated Subsidiaries. (a) Designation. The Company may at any time and from time to time by delivery to the Agent of a Designation Letter, duly executed by the Company and a wholly owned Subsidiary organized within the United States and in substantially the form of Exhibit E hereto, designate such Subsidiary as a “Designated Subsidiary” for all purposes of this Agreement, and, upon fulfillment of the applicable conditions set forth in Section 3.02 and after such Designation Letter is accepted by the Agent, such Subsidiary shall thereupon become a Designated Subsidiary for all purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Agent shall promptly notify each Lender of each such designation by the Company and the identity of each such Designated Subsidiary.

(b) Termination. Upon the payment and performance in full of all of the indebtedness, liabilities and obligations of any Designated Subsidiary under this Agreement and the Notes issued by it, then, so long as at such time such Designated Subsidiary has not submitted a Notice of Borrowing, such Designated Subsidiary’s status as a Borrower and as a Designated Subsidiary shall terminate upon notice to such effect from the Agent to the Lenders (which notice the Agent shall promptly deliver to the Lenders following its receipt of such a request from the Company). Thereafter, the Lenders shall be under no further obligation to make any Advances to such Designated Subsidiary.

SECTION 9.13. No Liability of the Issuing Banks. The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrowers shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrowers, to the extent of any direct, but not consequential damages suffered by a Borrower that such Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation.

SECTION 9.14. Patriot Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

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SECTION 9.15. Waiver of Jury Trial. Each of the Borrowers, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE LUBRIZOL CORPORATION

By	/s/ James L. Hambrick
Name:	James L. Hambrick
Title:	President and CEO

By	/s/ Charles P. Cooley
Name:	Charles P. Cooley
Title:	Senior Vice President and CFO

CITICORP NORTH AMERICA, INC., as Agent

By	/s/ Carolyn Sheridan
Name:	Carolyn Sheridan
Title:	Vice-President

Initial Issuing Bank

CITICORP NORTH AMERICA, INC.

By	/s/ Carolyn Sheridan
Name:	Carolyn Sheridan
Title:	Vice-President

Initial Lenders

CITICORP NORTH AMERICA, INC.

By	/s/ Carolyn Sheridan
Name:	Carolyn Sheridan
Title:	Vice-President

KEYBANK NATIONAL ASSOCIATION

By	/s/ Marianne T. Meil
Name:	Marianne T. Meil
Title:	Vice President

ABN AMRO BANK N.V.

By	/s/ Alexander M. Blodi
Name:	Alexander M. Blodi
Title:	Managing Director

By	/s/ Michelle R. Costello
Name:	Michelle R. Costello
Title:	Assistant Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By	/s/ Barbara Van Meerten
Name:	Barbara Van Meerten
Title:	Director

FIFTH THIRD BANK

By	/s/ Roy C. Lanctot
Name:	Roy C. Lanctot
Title:	Vice President

FORTIS CAPITAL CORP.

By	/s/ Henk Raison	/s/ Kathleen De Lathauer
Name:	Henk Raison	Kathleen De Lathauer
Title:	V.P.	SVP

MIZUHO CORPORATE BANK, LTD.

By	/s/ Greg Botshon
Name:	Greg Botshon
Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION

By	/s/ Joseph G. Moran
Name:	Joseph G. Moran
Title:	Managing Director

THE ROYAL BANK OF SCOTLAND PLC

By	/s/ Patricia J. Dundee
Name:	Patricia J. Dundee
Title:	Senior Vice President

THE BANK OF TOKYO-MITSUBISHI, LTD., CHICAGO BRANCH

By	/s/ Shinichiro Munechika
Name:	Shinichiro Munechika
Title:	Deputy General Manager

CALYON NEW YORK BRANCH

By	/s/ Lee E. Greve
Name:	Lee E. Greve
Title:	Managing Director Deputy Manager

By	/s/ Joseph A. Philbin
Name:	Joseph A. Philbin
Title:	Director

DEUTSCHE BANK AG NEW YORK BRANCH

By	/s/ Peter Yearly
Name:	Peter Yearly
Title:	Managing Director

By	/s/ Andre Niewiadowski
Name:	Andre Niewiadowski
Title:	Vice President

U.S. BANK, NATIONAL ASSOCIATION

By	/s/ Brian H. Gallagher
Name:	Brian H. Gallagher
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ Steven M. Buehler
Name:	Steven M. Buehler
Title:	Vice President

By	/s/ Kathleen M. Savard
Name:	Kathleen M. Savard
Title:	Vice President

SCHEDULE I

THE LUBRIZOL CORPORATION

FIVE YEAR CREDIT AGREEMENT

APPLICABLE LENDING OFFICES

Name of Initial Lender	Revolving Credit Commitment	Term Commitment	Letter of Credit Commitment	Domestic Lending Office	Eurodollar Lending Office
Citicorp North America, Inc.	$60,465,116.28	$69,534,883.72		Two Penns Way New Castle, DE 19720 Attn: Dave Graeber T: 302 894-6034 F: 302 894-6120	Two Penns Way New Castle, DE 19720 Attn: Dave Graeber T: 302 894-6034 F: 302 894-6120

KeyBank National Association	$60,465,116.28	$69,534,883.72		127 Public Square Cleveland, OH 44121 Attn: Carolyn Zielski T: 216 689-0413 F: 216 689-5962	127 Public Square Cleveland, OH 44121 Attn: Carolyn Zielski T: 216 689-0413 F: 216 689-5962

ABN AMRO Bank N.V.	$52,325,581.40	$60,174,418.60		208 South LaSalle Street, Suite 1500 Chicago, IL 60604 Attn: John Byrd F: 312 992-5111	208 South LaSalle Street, Suite 1500 Chicago, IL 60604 Attn: John Byrd F: 312 992-5111

Wachovia Bank, National Association	$52,325,581.40	$60,174,418.60		201 S. College St, CP9 Charlotte, NC Attn: Lisa White T: 704 374-4426 F: 704 715-0098	201 S. College St, CP9 Charlotte, NC Attn: Lisa White T: 704 374-4426 F: 704 715-0098

Fifth Third Bank	$30,232,558.14	$34,767,441.86		5050 Kingsley Drive Cincinnati, OH 45263 Attn: Stacie White T: 513-358-3060 F: 513-358-0221	5050 Kingsley Drive Cincinnati, OH 45263 Attn: Stacie White T: 513-358-3060 F: 513-358-0221

Fortis Capital Corp.	$30,232,558.14	$34,767,441.86		3 Stamford Plaza 301 Tresser Boulevard, 9th Fl. Stamford, CT 06901 Attn: Frank Campanelli T: 203 705-5936 F: 203 705-5898	3 Stamford Plaza 301 Tresser Boulevard, 9th Fl. Stamford, CT 06901 Attn: Frank Campanelli T: 203 705-5936 F: 203 705-5898

Name of Initial Lender	Revolving Credit Commitment	Term Commitment	Letter of Credit Commitment	Domestic Lending Office	Eurodollar Lending Office
Mizuho Corporate Bank, Ltd.	$30,232,558.14	$34,767,441.86		1800 Plaza Ten Jersey City, NJ 07311 Attn: Hyunsook Hwang T: 201 626-9416 F: 201 626-9913	1800 Plaza Ten Jersey City, NJ 07311 Attn: Hyunsook Hwang T: 201 626-9416 F: 201 626-9913

PNC Bank, National Association	$30,232,558.14	$34,767,441.86		501 First Avenue #P7-FSC-04Z Pittsburgh, PA 15219 Attn: April Washington T: 412 768-6214 F: 412 768-4586	501 First Avenue #P7-FSC-04Z Pittsburgh, PA 15219 Attn: April Washington T: 412 768-6214 F: 412 768-4586

The Royal Bank of Scotland plc	$30,232,558.14	$34,767,441.86		101 Park Avenue New York, NY 10178 Attn: Sheila Shaw T: 212 401-1406 F: 212 401-1494	101 Park Avenue New York, NY 10178 Attn: Sheila Shaw T: 212 401-1406 F: 212 401-1494

The Bank of Tokyo- Mitsubishi, Ltd., Chicago Branch	$30,232,558.14	$34,767,441.86		Harborside Financial Center 500 Plaza III Jersey City, NJ 07311 Attn: Jimmy Yu T: 201 413-8566 F: 201 521-2335	Harborside Financial Center 500 Plaza III Jersey City, NJ 07311 Attn: Jimmy Yu T: 201 413-8566 F: 201 521-2335

Calyon New York Branch	$23,255,813.95	$26,744,186.05		1301 Avenue of the Americas New York, NY 10019 Attn: Jai Sanichar T: 212-261-7611 F : 212-459-3180	1301 Avenue of the Americas New York, NY 10019 Attn: Jai Sanichar T: 212-261-7611 F : 212-459-3180

Deutsche Bank AG New York Branch	$23,255,813.95	$26,744,186.05		90 Hudson Street, Floor 1 Jersey City, NJ 07302 Attn: Ann-Renee Denora T: 201 593-2121 F: 201 593-2313	90 Hudson Street, Floor 1 Jersey City, NJ 07302 Attn: Ann-Renee Denora T: 201 593-2121 F: 201 593-2313

U.S. Bank National Association	$23,255,813.95	$26,744,186.05		400 City Center Oshkosh, WI 54901 Attn: Connie Sweeney T: 920 237-7604 F : 920 237-7993	400 City Center Oshkosh, WI 54901 Attn: Connie Sweeney T: 920 237-7604 F : 920 237-7993

Name of Initial Lender	Revolving Credit Commitment	Term Commitment	Letter of Credit Commitment	Domestic Lending Office	Eurodollar Lending Office
Wells Fargo Bank, National Association	$23,255,813.95	$26,744,186.05		201 Third Street MAC 0187-081 San Francisco, CA 94103 Attn: Cindy Dunn T: 415 477-5431 F : 415 979-0675	201 Third Street MAC 0187-081 San Francisco, CA 94103 Attn: Cindy Dunn T: 415 477-5431 F : 415 979-0675

SCHEDULE 1.01

EXCLUDED DOMESTIC SUBSIDIARIES

Agrigenetics Research Corporation

Cosmetochem U.S.A.

Kalama Foreign Sales Corporation

EXHIBIT A-1 - FORM OF

REVOLVING CREDIT NOTE

U.S.$	Dated: , 200

FOR VALUE RECEIVED, the undersigned, [NAME OF BORROWER], a                      corporation (the “Borrower”), HEREBY PROMISES TO PAY to                      (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Revolving Credit Commitment in figures] or, if less, the aggregate principal amount of the Revolving Credit Advances (as defined below) made by the Lender to the Borrower pursuant to the Credit Agreement dated as of                      , 2004 among the Borrower, [The Lubrizol Corporation,] the Lender and certain other lenders parties thereto, and Citicorp North America, Inc., as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on the Termination Date.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest in respect of each Revolving Credit Advance are payable in lawful money of the United States of America to the Agent at its account maintained at 399 Park Avenue, New York, New York 10043, in same day funds. Each Revolving Credit Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of advances (the “Revolving Credit Advances”) by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

[NAME OF BORROWER]

By
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT A-2 - FORM OF

TERM NOTE

$	Dated: , 200

FOR VALUE RECEIVED, the undersigned, [NAME OF BORROWER], a                      corporation (the “Borrower”), HEREBY PROMISES TO PAY to                      (the “Lender”) for the account of its Applicable Lending Office (defined in the Credit Agreement referred to below) the aggregate principal amount of the Term Advance (as defined below) owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of                      , 2004 among the Borrower, [The Lubrizol Corporation,] the Lender and certain other lenders parties thereto, and Citicorp North America, Inc., as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), on the dates and in the amounts specified in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Term Advance from the date of the Term Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Agent at its account maintained at 399 Park Avenue, New York, New York 10043, in same day funds. The Term Advance owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note.

This Promissory Note is one of the Term Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of an advance (the “Term Advance”) by the Lender to the Borrower in an amount not to exceed the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Term Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

[NAME OF BORROWER]

By
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B - FORM OF NOTICE OF

BORROWING

Citicorp North America, Inc., as Agent

for the Lenders parties

to the Credit Agreement

referred to below

Two Penns Way

New Castle, Delaware 19720

[Date]

Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

The undersigned, [Name of Borrower], refers to the Credit Agreement, dated as of             , 2004 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, [The Lubrizol Corporation,] certain Lenders parties thereto and Citicorp North America, Inc., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is                     , 200     .

(ii) The Proposed Borrowing is to be made under the [Revolving Credit][Term] Facility.

(iii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iv) The aggregate amount of the Proposed Borrowing is $                     ].

[(v) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is          month[s].]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in the last sentence of subsection (e) thereof) (and, if the undersigned is a Designated Subsidiary, in the applicable Designation Letter) are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date except to the extent that such representations and warranties expressly relate to an earlier specified date; and

(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

[NAME OF BORROWER]

By
Title:

EXHIBIT C - FORM OF

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement dated as of                     , 2004 (as amended or modified from time to time, the “Credit Agreement”) among The Lubrizol Corporation, an Ohio corporation (the “Company”), the Lenders (as defined in the Credit Agreement) and Citicorp North America, Inc., as agent for the Lenders (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

The “Assignor” and the “Assignee” referred to on Schedule I hereto agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, without recourse, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement Facility or Facilities on Schedule I hereto together with, in the case of an assignment of a Revolving Credit Commitment, participations in Letters of Credit held by the Assignor on the date hereof. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Advances owing to the Assignee will be as set forth on Schedule 1 hereto.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note[, if any,] held by the Assignor [and requests that the Agent exchange such Note for a new Note payable to [the Assignee in an amount equal to the Commitments assumed by the Assignee pursuant hereto or new Notes payable to the Assignee in an amount equal to the Commitments assumed by the Assignee pursuant hereto and] the Assignor in an amount equal to the Commitments retained by the Assignor under the Credit Agreement[, respectively,] as specified on Schedule 1 hereto].

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.14 of the Credit Agreement.

4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.

5. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

Schedule 1

to

Assignment and Acceptance

Revolving Credit Facility

Percentage interest assigned:	%

Assignee’s Revolving Credit Commitment:	$

Aggregate outstanding principal amount of Advances assigned:	$

Principal amount of Revolving Credit Note payable to Assignee:	$

Principal amount of Revolving Credit Note payable to Assignor:	$

Term Facility

Percentage interest assigned:	%

Assignee’s Revolving Credit Commitment:	$

Aggregate outstanding principal amount of Advances assigned:	$

Principal amount of Term Note payable to Assignee:	$

Principal amount of Term Note payable to Assignor:	$

Letter of Credit Facility

Percentage interest assigned:	%

Assignee’s Letter of Credit Commitment:	$

Effective Date*: , 200

[NAME OF ASSIGNOR], as Assignor

By
Title:

Dated:	, 200

*	This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

[NAME OF ASSIGNEE], as Assignee

By
Title:

Dated:	, 200

Domestic Lending Office:
[Address]

Eurodollar Lending Office:
[Address]

Accepted [and Approved]** this

                     day of, 200

CITICORP NORTH AMERICA, INC., as Agent

By
Title:

[Approved this                      day

of                     , 200

THE LUBRIZOL CORPORATION

By	]*
Title:

**	Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of “Eligible Assignee”.
*	Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of “Eligible Assignee”.

EXHIBIT D - FORM OF

OPINION OF COUNSEL

FOR THE BORROWER

[Effective Date]

To each of the Lenders parties

to the Five Year Credit Agreement

referred to below and

to Citicorp North America, Inc., as Agent

The Lubrizol Corporation

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01(i)(v) of the Credit Agreement, dated as of                     , 2004 (the “Credit Agreement”), among The Lubrizol Corporation (the “Company”), the Lenders parties thereto and Citicorp North America, Inc., as Agent for said Lenders. Terms defined in the Credit Agreement are used herein as therein defined.

I am Vice President and General Counsel for the Loan Parties in connection with the preparation, execution and delivery of the Loan Documents.

In that connection, I have examined:

(1) The Credit Agreement.

(2) The Subsidiary Guaranty.

(3) The documents furnished by each Loan Party pursuant to Section 3.01 of the Credit Agreement.

(4) The Amended Articles of Incorporation and all amendments thereto (the “Articles”) of each Loan Party.

(5) The Regulations or By-Laws of each Loan Party and all amendments thereto.

(6) A certificate of the Secretary of State of Ohio, dated                     , 2004, attesting to the continued corporate existence and good standing of the Company in that State.

(7) Certificates of the Secretary of State of the jurisdiction of organization of each Subsidiary Guarantor, dated                     , 2004, attesting to the continued corporate existence and good standing of that Subsidiary Guarantor.

I have also examined the originals, or copies certified to my satisfaction, of the documents listed in a certificate of the chief financial officer of the Company, dated the date hereof (the “Certificate”), certifying that the documents listed in such certificate are all of the indentures, loan or credit agreements, leases, guaranties, mortgages, security agreements, bonds, notes and other agreements or instruments, and all of the orders, writs, judgments, awards, injunctions and decrees, that affect or purport to affect each Loan Party’s right to borrow money or such Loan Party’s obligations under the Loan Documents. In addition, I have examined the originals, or copies certified to my satisfaction, of such other corporate records of the Loan Parties, certificates of public officials and of officers of the Loan Parties, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certificates of the Loan Parties or their officers or of public officials. I have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Initial Lenders and the Agent.

My opinions expressed below are limited to the law of the State of Ohio, [the General Corporation Law of the State of Delaware] and the Federal law of the United States.

Based upon the foregoing, subject to the qualifications set forth below and upon such investigation as I have deemed necessary, I am of the following opinion:

1. Each Loan Party is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

2. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, and the consummation of the transactions contemplated thereby, are within each Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Articles or the Regulations of such Loan Party or (ii) any law, rule or regulation applicable to any Loan Party (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or (iii) any contractual or legal restriction contained in any document listed in the Certificate or, to the best of my knowledge, contained in any other similar document. Each Loan Document has been duly executed and delivered on behalf of each Loan Party signatory thereto.

3. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by any Loan Party of any Loan Document to which it is a party.

4. To the best of my knowledge, there are no pending or overtly threatened actions or proceedings against the Company or any of its Subsidiaries before any court, governmental agency or arbitrator that purport to affect the legality, validity, binding effect or enforceability of any Loan Document or the consummation of the transactions contemplated thereby or, except as described in Schedule 3.01(b) to the Credit Agreement, that are likely to have a materially adverse effect upon the financial condition or operations of the Company or any of its Subsidiaries.

5. Courts of the State of Ohio and Federal courts sitting in the State of Ohio will respect a contractual choice of law made in a contract, such as Section 9.09 of the Credit Agreement and Section 16(b) of the Subsidiary Guaranty, and will apply the laws of the chosen state, unless either the chosen state has no substantial relationship to the parties or the transaction and there is no reasonable basis for the parties’ choice, or application of the laws of the chosen state would be contrary to the fundamental policy of a state having a greater material interest in the issue than the chosen state and such state would be the state of applicable law in the absence of a choice by the parties. Under this test, although I find no authority in point and cannot opine definitely, I believe on a reasoned basis, that in any action or proceeding arising out of or relating to the Credit Agreement, the Subsidiary Guaranty or the Notes in any court of the State of Ohio or in any Federal court sitting in the State of Ohio, such court would recognize and give effect to the provisions of Section 9.09 of the Credit Agreement and Section 16(b) of the Subsidiary Guaranty wherein the parties thereto agree that the Credit Agreement, the Subsidiary Guaranty and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York. Without limiting the generality of the foregoing and on the same reasoned basis, I believe that a court of the State of Ohio or a Federal court sitting in the State of Ohio would apply the usury law of the State of New York, and would not apply the usury law of the State of Ohio, to the Credit Agreement, Subsidiary Guaranty and the Notes. However, if a court of the State of Ohio or a Federal court sitting in the State of Ohio were to hold that the

Credit Agreement, the Subsidiary Guaranty and the Notes are governed by, and to be construed in accordance with, the laws of the State of Ohio, the Credit Agreement, the Subsidiary Guaranty and the Notes would be, under the laws of the State of Ohio, legal, valid and binding obligations of each Loan Party party thereto, enforceable against such Loan Party in accordance with their respective terms.

The opinions set forth above are subject to the following qualifications:

(a) My opinion in the last sentence of paragraph 5 above as to enforceability is subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar law affecting creditors’ rights generally.

(b) My opinion in the last sentence of paragraph 5 above as to enforceability is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c) I express no opinion as to (i) Section 2.15 of the Credit Agreement insofar as it provides that any Lender purchasing a participation from another Lender pursuant thereto may exercise set-off or similar rights with respect to such participation and (ii) the effect of the law of any jurisdiction other than the State of Ohio wherein any Lender may be located or wherein enforcement of the Credit Agreement or the Notes may be sought that limits the rates of interest legally chargeable or collectible.

(d) My opinion in paragraph 3 above is not intended to cover consents, approvals or filings that might be required as a result of the ordinary course of conduct by any Loan Party of its businesses and operations.

(e) The opinions expressed herein are as of the date of this opinion letter only and as to the laws covered hereby only as they are in effect on that date and I assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may come to my attention after that date or any changes in law that may occur or become effective after that date.

This opinion is solely for your benefit and for the benefit of your successors and assigns in connection with the transactions contemplated by the Loan Documents and is not to be given to or relied on by any other person or entity or for any other purpose without my prior written consent.

Very truly yours,

JOSEPH W. BAUER
Vice President and General Counsel for
The Lubrizol Corporation

EXHIBIT E

FORM OF DESIGNATION LETTER

[Date]

To each of the Lenders parties

to the Five Year Credit Agreement

referred to below and

to Citicorp North America, Inc., as Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of                     , 2004 (the “Credit Agreement”), among The Lubrizol Corporation (the “Company”), the Lenders parties thereto and Citicorp North America, Inc., as Agent for said Lenders. Terms defined in the Credit Agreement are used herein as therein defined.

Please be advised that the Company hereby designates the undersigned wholly owned Subsidiary organized within the United States,                     , a                      (the “Designated Subsidiary”), as a “Designated Subsidiary” and a “Borrower” under and for all purposes of the Credit Agreement.

The Designated Subsidiary, in consideration of the agreement of each Lender to extend credit to it from time to time under, and on the terms and conditions set forth in, the Credit Agreement does hereby assume each of the obligations imposed upon a Designated Subsidiary and a Borrower under the Credit Agreement and agrees to be bound by all of the terms and conditions of the Credit Agreement. Notwithstanding any other provisions of the Credit Agreement or this Designation Letter, stock of a foreign entity directly held by the Designated Subsidiary shall not serve as security for any or all of the obligations imposed upon a Designated Subsidiary and a Borrower under the Credit Agreement, other than stock of any such foreign entity representing no more than 65% of the total combined voting power of all classes of stock of such entity entitled to vote. The Designated Subsidiary has, on the date hereof, delivered to the Agent a properly completed and duly executed Note, in substantially the form of Exhibit A-1 or A-2, as applicable, to the Credit Agreement, payable to each Lender that has made a request pursuant to Section 2.16 of the Credit Agreement.

In furtherance of the foregoing, the Designated Subsidiary hereby represents and warrants to the Agent and each of the Lenders as follows:

1. The Designated Subsidiary is a Person duly organized, validly existing and, to the extent such concept is applicable in the jurisdiction of organization of the Designated Subsidiary, in good standing under the laws of                     .

2. The execution, delivery and performance by the Designated Subsidiary of this Designation Letter, the Credit Agreement and the Notes issued by the Designated Subsidiary and the consummation of the transactions contemplated hereby and thereby, are within the Designated Subsidiary’s powers, have been duly authorized by all necessary action (including, without limitation, all necessary stockholders’ action), and do not contravene (a) the Designated Subsidiary’s charter or by-laws (or similar organizational documents) or (b) law or any contractual restriction binding on or affecting the Designated Subsidiary.

3. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Designated Subsidiary of this Designation Letter, the Credit Agreement or any of the Notes issued by the Designated Subsidiary, or for the consummation of the transactions contemplated hereby and thereby, except as have been obtained or made and are in full force and effect.

4. This Designation Letter has been, and each of the Notes issued by the Designated Subsidiary when executed and delivered under the Credit Agreement will have been, duly executed and delivered by the Designated Subsidiary. Each of this Designation Letter and the Credit Agreement is, and each of the Notes issued by the Designated Subsidiary when delivered under the Credit Agreement will be, the legal, valid and binding obligation of the Designated Subsidiary, enforceable against the Designated Subsidiary in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or law).

5. There is no pending or, to the knowledge of the Designated Subsidiary, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Designated Subsidiary or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Designation Letter, the Credit Agreement or any of the Notes issued by the Designated Subsidiary, or the consummation of the transactions contemplated hereby and thereby.

6. The Designated Subsidiary is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no proceeds of any Advance to the Designated Subsidiary will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock

The Designated Subsidiary hereby irrevocably appoints the Company as its authorized agent to receive and deliver notices in accordance with Section 9.02(c) of the Credit Agreement, and hereby irrevocably agrees that (A) in the case of any notices delivered to the Company, on behalf of the Designated Subsidiary, in accordance with Section 9.02(b) of the Credit Agreement, the failure of the Company to give any notice referred to therein to the Designated Subsidiary shall not impair or affect the validity of such notice with respect thereto and (B) in the case of Notice of Borrowing or notice of Conversion delivered pursuant to Section 2.07 of the Credit Agreement by the Company, on behalf of the Designated Subsidiary, in accordance with Section 9.02(b) of the Credit Agreement, the delivery of any such notice by the Company, on behalf of the Designated Subsidiary, shall be binding on the Designated Subsidiary to the same extent as if such notice had been executed and delivered directly by the Designated Subsidiary.

The Designated Subsidiary hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York state court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Designation Letter, the Credit Agreement or any of the Notes issued by the Designated Subsidiary or for recognition or enforcement of any judgment, and hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by applicable law, in such federal court. The Designated Subsidiary hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any Lender or the Agent by registered or certified mail, postage prepaid, to it at its address specified below its name on the signature page hereto. The Designated Subsidiary hereby further agrees that service of process in any such action or proceeding brought in any such New York State court or in any such federal court may be made upon the Company at the address referred to in Section 9.02 of the Credit Agreement, and the Designated Subsidiary hereby irrevocably appoints the Company as its authorized agent to accept such service of process, and agrees that the failure of the Company to give any notice of any such service to it shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. The Designated Subsidiary agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Nothing in this Designation Letter, the Credit Agreement or any of the Notes issued by the Designated Subsidiary shall affect any right that any party may otherwise have to serve legal process in any other manner permitted by applicable law or to bring any action or proceeding relating to this Designation Letter, the Credit Agreement or any such Note in the courts of any jurisdiction.

The Designated Subsidiary irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Designation Letter, the Credit Agreement or any of the Notes issued by it in any New York state or federal court. The Designated Subsidiary hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

To the extent that the Designated Subsidiary has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Designated Subsidiary hereby irrevocably waives such immunity in respect of its obligations under this Designation Letter, the Credit Agreement or any of the Notes issued by it.

The Designated Subsidiary hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Designation Letter, the Credit Agreement or any of the Notes issued by it or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

Very truly yours,

THE LUBRIZOL CORPORATION

By
Name:
Title:

[THE DESIGNATED SUBSIDIARY]

By
Name:
Title:

Address:

Acknowledged and Agreed to as of the date first above written:

CITIBANK, N.A., as Agent

By
Name:
Title:

EXHIBIT F

FORM OF SUBSIDIARY GUARANTY

[To be separately delivered.]